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                                                                     Exhibit 5.1

                         MORGAN, LEWIS & BOCKIUS LLP
                              1701 Market Street
                            Philadelphia, PA 19103


May 28, 2002

Cephalon, Inc.
145 Brandywine Parkway
West Chester, PA 19380

Re:      Cephalon, Inc. - Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Cephalon, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of the subject Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the registration by the Company of 781,694 shares (the "Shares") of the Company's common stock, par value $.01 per share, issuable upon the conversion of $55,000,000 aggregate principal amount of the Company's 3-7/8% convertible promissory notes due March 29, 2007 (the "Notes"). The Registration Statement registers the Shares for sale by certain holders thereof, following conversion of the Notes, as described in the Registration Statement.

In rendering the opinion set forth below, we have examined (i) the Registration Statement and the exhibits thereto, (ii) the Restated Certificate of Incorporation of the Company, as amended (the "Certificate"), and (iii) the form of the Notes. We also have examined certain records of the Company's corporate proceedings as represented by an official of the Company to be reflected in its minute books and such statutes, records and other documents as we have deemed relevant. In our examination, we have assumed the genuineness of documents examined by us, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents. We also have assumed that there will be no change in applicable law from the date hereof to the date on which the Shares have been issued upon conversion of the Notes.

Based on the foregoing, it is our opinion that the Shares have been duly authorized by the Company and, when issued and delivered in accordance with the terms of the Notes, will be validly issued, fully paid and nonassessable.

The opinion set forth above is limited to the General Corporation Law of the State of Delaware, as amended. We hereby consent to the use of this opinion as
Exhibit 5.1 to the Registration Statement and further consent to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under
Section 7 of the Act and the rules or regulations of the Commission thereunder.


Very truly yours,


/s/ Morgan, Lewis & Bockius LLP